Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:    James Medina
            InfoNow Corporation
            (303) 293-0212
            pr@infonow.com

                  INFONOW ANNOUNCES THIRD QUARTER 2005 RESULTS

       Company signs four new customers; reports $2.3 million in revenue, positive cash flow and break-even earnings in the third quarter

DENVER, November 10, 2005 - InfoNow Corporation (NASDAQ: INOW), a leading provider of channel visibility and channel management solutions, today announced third quarter 2005 financial results.

For the third quarter of 2005, the Company reported:
- Revenue of $2.3 million, down from revenue of $2.6 million in the third quarter of 2004;
- Net income of $1,000, or $0.00 per share, compared to a net loss of $355,000, or ($0.04) per share, in the third quarter of 2004;
- Positive operating cash flow of $212,000, compared to an operating cash use of $189,000 in the third quarter of 2004;
- Total positive cash flow of $10,000, versus total cash use of $272,000 in the same period a year ago;
- A cash balance of $3.4 million at Sept. 30, 2005, down from $3.9 million at Sept. 30, 2004.

The year-over-year decline in revenue is due primarily to a reduction in monthly service fees related to a contract renewal completed in the fourth quarter of last year with the Company's largest client. Third quarter revenues also reflect the impact of renewed and expanded customer relationships, a contract settlement, and revenues from new clients added in the quarter.

During the quarter, InfoNow benefited from lower costs of revenues of $97,000 versus third quarter 2004. In addition, operating costs were down by nearly 40% year-over-year from about $1.5 million in third quarter 2004 to $894,000 this quarter, driven primarily by lower headcount and related personnel costs.

InfoNow reported the following third quarter highlights:
o The launch of its new Channel Insight Data Quality Service in August. This new service collects customer and channel partner data and leverages unique Channel Insight technology to deliver a consolidated view of customers and partners that can be used to support marketing, sales and customer service initiatives.

                                     -more-


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InfoNow Announces Third Quarter 2005 Results - Page 2 of 4

o Sales to four new customers. Two of those new customers became the company's first Channel Insight Data Quality Service clients: one, a leading provider of LCD displays and integrated display solutions, and the other, a leading provider of storage software solutions. Two others - a leading manufacturer of graphic and digital media processors and a leading provider of network and security products - joined InfoNow's list of Channel Insight Point of Sale clients.
o Renewed and/or expanded channel management and/or Channel Insight agreements with approximately 30 percent of its existing clients.
o Finally, the Company continued to make progress in developing its Channel Insight On Demand offering planned for availability in early 2006. This new service is expected to accelerate market penetration of Channel Insight by making it more standardized, easier to deploy and attractive to a broader set of potential clients.

"Overall, as we continued to make progress on our strategic initiatives, our third quarter results were both a financial and operational improvement over the second quarter," said Harry Herbst, Interim CEO of InfoNow. "We increased our top-line results and continued to make progress on our broad Channel Insight On Demand offering.

"We expect Channel Insight On Demand to contribute to our sales beginning next year, but it will require increased investment in our infrastructure, our solutions and related marketing efforts, along with additional professional fees we expect to incur in the fourth quarter," Herbst added. "Our revenue on a sequentially comparable basis is expected to be lower as a result of the anticipated reductions in contracted fees as well as a one-time revenue benefit we experienced from a contract settlement in the third quarter. As a result, we expect fourth quarter revenues in the range of $2.0 to $2.2 million, a net loss of ($0.04) to ($0.05) per share, and a sequential reduction in our cash balance."

InfoNow will hold a dial-in conference call at 9:00 a.m. (MST) on Thurs., Nov. 10, 2005 to review results of operations for the third quarter of 2005. Investors can access the call by dialing 1-800-219-6110. The call also will be broadcast live and archived on the company's corporate Web site at www.infonow.com. Visitors can access the audio Web cast by visiting the Investor Relations section of the Web site and following the conference call prompts.

                                     -more-
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InfoNow Announces Third Quarter 2005 Results - Page 3 of 4

About InfoNow Corporation

InfoNow (Nasdaq:INOW) provides channel management and channel visibility software and services to companies that sell through complex channel partner networks. The Company's Channel Insight service gives companies rich, timely and actionable data on channel sales, including enhanced market intelligence on partners and end customers. It also includes tools to help clients use this data to profitably grow their business, through detailed customer segmentation and profiling, targeted opportunity generation, robust partner tracking and analysis, closed-loop opportunity tracking, sales credit assignment, inventory tracking and more. The Company also offers channel management services for partner profiling and referrals, lead generation and management, and partner relationship management. Since 1996, InfoNow has helped leading companies such as Apple, Bank of America, Enterasys Networks, Hewlett-Packard, SMC, Visa and Wachovia better serve their end customers through complex channel networks. InfoNow is based in Denver, Colorado. For more information, please visit the Company's Web site at www.infonow.com.
                      ---------------

The statements made in this press release represent InfoNow's views as of the date of this press release, and it should not be assumed that the statements made herein remain accurate as of any future date. InfoNow undertakes no duty to any person to provide any interim update under any circumstances, except as otherwise required by law. This press release contains forward-looking statements, including statements relating to the Company's expectations for financial results in the remainder of 2005. These statements are not guarantees of future performance and are generally identified by such words as "should," "plans," "intends," "predicts," "expects," "anticipates," and "believes." Statements regarding future events are based on InfoNow's current expectations and are necessarily subject to associated risks related to, among other things, the Company's ability to meet its objectives. Factors that could affect the Company's ability to achieve its objectives include the following: the Company may not be successful in forecasting customer demand for its solutions; extended sales cycles could have a negative impact on the timing of sales, implementations and revenue recognition; the Company may not be successful in its efforts to extend and expand key customer contracts; strategic partnerships may not provide revenue contributions as quickly as anticipated; the Company may not collect cash payments from customers as quickly as anticipated; the Company may not achieve operational efficiencies as quickly as anticipated; and/or the Company may not develop and deploy its software and services as expected. In light of these and other risks, there can be no assurance that the forward-looking statements contained in this press release will in fact be realized. Actual events or results may differ materially. Detailed information on factors that could cause actual results to differ materially from forward-looking statements made in this release are contained in the Company's reports on form 10-KSB and 10-QSB filed with the Securities and Exchange Commission. These reports may be accessed through the EDGAR database maintained by the SEC at http://www.sec.gov/.
              -------------------

 InfoNow is a registered trademark of InfoNow Corporation. All other trademarks are the property of their respective owners.

                                       ###


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InfoNow Announces Third Quarter 2005 Results - Page 4 of 4

REPORTED FINANCIAL HIGHLIGHTS
(000s of U.S. dollars except per share amounts)
Unaudited

                                                                 Three Months Ended
                                               Sept. 30,               June 30,               Sept. 30,
                                                 2005                    2005                    2004
                                                 ----                    ----                    ----
Statements of Operations Data
Revenues                                       $  2,322                $  2,170                $  2,649
Cost of Revenues                                  1,448                   1,263                   1,545
                                               --------------------------------------------------------
Gross Margin                                        874                     907                   1,104
Selling & Marketing Expense                         238                     232                     487
Product Development Expense                         129                     176                     216
General & Administrative Expense                    527                     539                     763
                                               --------------------------------------------------------
Total Operating Expense                             894                     947                   1,466
Loss from Operations                                (20)                    (40)                   (362)
Other Income                                         21                      17                       7
                                               --------------------------------------------------------
Net Income  (Loss)                             $      1                ($    23)               ($   355)
                                               ========================================================
Net Income (Loss) Per Share:
  Basic                                        $   0.00                ($  0.00)               ($  0.04)
  Diluted                                      $   0.00                ($  0.00)               ($  0.04)
Average Shares Outstanding:
  Basic (000s)                                   10,055                  10,055                   9,961
  Diluted (000s)                                 10,071                  10,055                   9,961



                                               Sept. 30,               June 30,                Dec. 31,
                                                 2005                    2005                    2004
                                                 ----                    ----                    ----
Balance Sheet Data
Assets:
Cash                                           $  3,373                $  3,363                $  3,764
Other Current Assets                              1,643                   1,613                   1,904
                                               --------------------------------------------------------
Total Current Assets                              5,016                   4,976                   5,668
Other Assets                                        510                     386                     480
                                               --------------------------------------------------------
       Total Assets                            $  5,526                $  5,362                $  6,148
                                               ========================================================
Liabilities and Stockholders'
Equity:
Total Current Liabilities                      $  2,798                $  2,633                $  2,299
Other Liabilities                                   171                     174                     171
Stockholders' Equity                              2,557                   2,555                   3,678
                                               --------------------------------------------------------
       Total Liabilities and                   $  5,526                $  5,362                $  6,148
       Stockholders' Equity
                                               ========================================================